Exhibit 7.37

CHAIRMAN ROLLOVER AGREEMENT

This CHAIRMAN ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2012 by and among Giovanna Group Holdings Limited, a Cayman Islands exempted company (“Holdco”), Giovanna Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), and the Shareholders of Focus Media Holding Limited, a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith Parent, Giovanna Acquisition Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Shareholder is the registered holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of (i) shares of common stock, par value $0.00005 per share, of the Company (the “Shares”), including Shares represented by American Depositary Shares, each representing five Shares (collectively, the “Owned Shares”), (ii) Company Options and (iii) Company RSUs (together with the Company Options, the “Share Awards”), as set forth in the columns titled “Owned Shares” and “Share Awards”, as applicable, opposite such Rollover Shareholder’s name on Schedule A.

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, each of the Rollover Shareholders agrees to (a) the cancellation of the number of Owned Shares and Shares issuable upon vesting of the Rollover Company RSUs as set forth in the column titled “Rollover Shares” opposite such Rollover Shareholder’s name on Schedule B for nil consideration in the Merger (such cancelled Shares collectively, the “Rollover Shares”), (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing as set forth in the column titled “Holdco Shares” opposite such Rollover Shareholder’s name on Schedule C, and (c) the treatment of (i) the Non-Rollover Company RSUs as set forth in the column titled “Non-Rollover RSUs” opposite such Rollover Shareholder’s name on Schedule B, and (ii) the Company Options in each case in accordance with the provisions of the Merger Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Holdco, Parent and the Rollover Shareholders hereby agree as follows:

1. Subscription of Holdco Shares. Immediately prior to the Closing, Holdco shall issue to each Rollover Shareholder, and such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an affiliate of such Rollover Shareholder) shall subscribe for, the number of Holdco Shares, at a consideration of US$0.001 per share, as set forth opposite such Rollover Shareholder’s name on Schedule C. Each Rollover Shareholder hereby acknowledges and agrees that such Rollover Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares.

2. Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Rollover Shareholder agrees that the Rollover Shares held by it shall be cancelled at the Closing for nil consideration, and (b) other than the Rollover Shares, all other Owned Shares, Share Awards or other equity securities of the Company held by each Rollover Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

3. Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby shall take place immediately prior to the Closing.

4. Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

5. Irrevocable Election; No Transfer.

(a) The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 9 and the proviso in Section 11(m), the irrevocable election and agreement by the Rollover Shareholders to subscribe for Holdco Shares and agree to the cancellation of their respective Rollover Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 9, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Owned Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Owned Shares and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Owned Shares and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares (any such transaction, a “Derivative Transaction”), (iii) deposit any Owned Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and the Shareholders of the Company thereto (the “Voting Agreement”)) with respect to any Owned Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b) Each Rollover Shareholder further covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, including any Company Share Awards, after the date hereof.

6. Treatment of Share Awards. Each Rollover Shareholder acknowledges that the Company Board or the Compensation Committee of the Company Board will take action after the date hereof to amend the vesting schedule applicable to the Company RSUs held by such Rollover Shareholder (if any), in order that such Company RSUs shall all become vested immediately prior to the Closing notwithstanding any vesting dates applicable to such Company RSUs between January 1, 2013 and the Closing Date. Each Rollover Shareholder further agrees that it shall be paid, in connection with the transactions contemplated by the Merger Agreement, (i) in respect of each Company Option, the Per ADS Merger Consideration or Per Share Merger Consideration, as applicable, in each case net of the applicable exercise price, in accordance with Section 2.02(b) of the Merger Agreement, and (ii) in respect of each Non-Rollover Company RSU that becomes vested immediately prior to the Closing, the Per ADS Merger Consideration or Per Share Merger Consideration, as applicable, in accordance with Section 2.02(a) of the Company Disclosure Schedule and Section 2.01(a) of the Merger Agreement.

7. Representations and Warranties of the Rollover Shareholders. To induce Holdco to issue the Holdco Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent and Holdco, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) Such Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Owned Shares and Share Awards, free and clear of Liens other than as created by this Agreement and the Voting Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Owned Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; (ii) the Owned Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Owned Shares other than this Agreement and the Voting Agreement; and (iii) such Rollover Shareholder has not Transferred any Rollover Share or Share Award pursuant to any Derivative Transaction. As of the date hereof, other than the Owned Shares and the Share Awards, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, except as contemplated by this Agreement or the Voting Agreement.

(b) Organization, Standing and Authority. Each such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of the Owned Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d) Litigation. There is no Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares. Such Rollover Shareholder acknowledges that he or she has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

8. Representations and Warranties of Parent and Holdco. Each of Parent and Holdco represents and warrants to each Rollover Shareholder that:

(a) Organization, Standing and Authority. Each of Parent and Holdco is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco any of their properties or assets.

(c) Capitalization. Each of Holdco and Parent was duly incorporated on October 22, 2012. At and immediately after the Closing, the authorized capital stock of Holdco shall consist of 5,000,000 ordinary shares, of which, as of the date hereof, three ordinary shares shall be issued and outstanding and owned of record as set forth on Schedule D hereto. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 5,000,000 ordinary shares, of which one (1) share shall be issued and outstanding and owned by Holdco. At and immediately after the Closing, except as set forth in the Management Rollover Agreement, there shall be (i) no options, warrants, or other rights to acquire shares of the capital stock of Holdco or Parent, (ii) no outstanding securities exchangeable for or convertible into shares of the capital stock of Holdco or Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(d) Valid Issuance of Shares. At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities laws.

9. Other Covenants and Agreements.

(a) The Rollover Shareholders shall, and shall cause their legal advisors and other representatives to, fully cooperate with the Relevant Governmental Authorities in connection with the Company’s obligation under Section 6.08(c) of the Merger Agreement.

(b) Each Rollover Shareholder shall, severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub, the Company and any affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (i) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to (A) the receipt of any Merger Consideration by such Rollover Shareholder or its affiliates pursuant to the Merger Agreement and/or (B) the receipt of Holdco Shares by such Rollover Shareholder or its affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) and (ii) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (i) above, including without limitation, any liability for withholding Taxes. Each Rollover Shareholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Rollover Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 9(b).

(c) The Rollover Shareholders and Holdco shall negotiate in good faith the terms and conditions of a shareholders agreement to be entered into by each of the Rollover Shareholders and Holdco, among other parties, at the Closing that is substantially consistent with the terms set forth in Schedule E.

(d) Each Rollover Shareholder who is an individual shall, as soon as practicable after the date hereof, submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration or amendment registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation) and complete such registration as soon as practicable after the Closing, to the extent SAFE does not reject such application from such Rollover Shareholder on account of his citizenship. The Company shall be a third-party beneficiary of the provisions of this Section 9(d).

(e) Top Notch Investments Holdings Ltd agrees to transfer all of its Owned Shares to JJ Media Investment Holding Limited no later than fifteen (15) Business Days prior to the anticipated Closing Date, notwithstanding Section 5(a)(ii) of this Agreement, and to promptly notify Holdco of such transfer and provide Holdco with reasonably satisfactory evidence of such transfer.

10. Termination. This Agreement, and the agreement of the Rollover Shareholders to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 10 and Section 12 shall survive the termination of this Agreement, and the Rollover Shareholders shall continue to be liable for breaches of this Agreement occurring prior to the termination of this Agreement.

11. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

12. Miscellaneous.

(a) Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly.

(b) Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(c) Survival of Representations and Warranties. All representations, warranties and agreements of the Rollover Shareholders, Parent and Holdco contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

(d) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to a Rollover Shareholder:

28-30/F Zhao Feng World Trade Building

369 Jiang Su Road

Shanghai 200060, China

Attention: Jason Nanchun Jiang

Telephone: +86 21 2216 4088

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

No. 1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Peter X. Huang Esq.

Email: peter.huang@skadden.com

Telephone: +86 10 6535 5599

If to Parent or Holdco:

Cricket Square, Hutchins Drive,

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

With a copy to:

Giovanna Investment Holdings Limited

Two Pacific Place

88 Queensway

Hong Kong

Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong

Email: alex.ying@carlyle.com / janine.feng@carlyle.com /

nina.gong@carlyle.com

Gio2 Holdings Ltd.

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee

Facsimile: 852-3107-2490

Email: terryhu@fountainvest.com / ericchen@fountainvest.com /

brianlee@fountainvest.com

Power Star Holdings Limited

28/F, CITIC Tower

1 Tim Mei Avenue, Hong Kong

Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui

Email: exin@citiccapital.com / echan@citiccapital.com /

zhenji@citiccapital.com / vickihui@citiccapital.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House

8 Connaught Road Central

Hong Kong

Attention: Douglas Freeman

Facsimile: +852-3760-3611

E-mail: douglas.freeman@friedfrank.com

(e) Entire Agreement. This Agreement (together with the Merger Agreement, the Consortium Agreement dated August 12, 2012 by and among the Chairman Parties and the other parties thereto, and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

(g) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

(h) Jurisdiction; Enforcement. The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(i) Remedies; Specific Performance.

(A) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity (including, without limitation, specific performance). In the event any breach of this Agreement by any of the Rollover Shareholders (including, without limitation, any failure by the Rollover Shareholder to deliver the Rollover Shares for cancellation or to subscribe for the Holdco Shares) which causes, directly or indirectly, either a failure of any closing condition applicable to Parent and Merger Sub in the Merger Agreement or a termination right of the Company under the Merger Agreement, the Rollover Shareholders jointly and severally agree to (A) indemnify and hold harmless Parent, Holdco, the Sponsors and the Sponsor Guarantors from the aggregate out-of-pocket damages (including all costs and expenses) incurred by any of them in connection therewith, including the amount of any termination fee paid or payable by Parent to the Company under the Merger Agreement and, without duplication, all amounts paid or payable under any Limited Guarantees by the Sponsor Guarantors and (B) reimburse all out-of pocket expenses incurred by any of them in connection with the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by any of them in connection therewith, together with any costs of enforcement incurred by any of them in seeking to enforce such remedy against the Rollover Shareholders. The Rollover Shareholders further agree to pay or reimburse Parent, Holdco, the Sponsors and/or the Sponsor Guarantors, as applicable, within ten (10) Business Days following receipt of a written notice from any of them setting forth in reasonable detail the amount of any losses, damages, liabilities or expenses incurred by any of them. The parties hereto agree that the Sponsors and the Sponsor Guarantors shall be third-party beneficiaries of this Section 12(i).

(B) The Rollover Shareholders further acknowledge and agree that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholders in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available to Parent or Holdco, Parent and Holdco will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Rollover Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or Holdco shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Holdco.

(j) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of any applicable Rollover Shareholder, his estate, heirs, beneficiaries, personal representatives and executors.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(n) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, Parent, Holdco and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

HOLDCO:

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

PARENT:

GIOVANNA PARENT LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

CHAIRMAN PARTIES:

JASON NANCHUN JIANG

/s/ Jason Nanchun Jiang

JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

TARGET SALES INTERNATIONAL LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

TOP NOTCH INVESTMENTS HOLDINGS LTD

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

TARGET MANAGEMENT GROUP LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

Schedule A

As of the date hereof, the number of Owned Shares (expressed in ordinary shares), Company Options and Company RSUs are as follows:

Rollover Shareholder	Address and Facsimile	Owned Shares	Company Options for ADSs	Company RSUs for ADSs
Mr. Jiang Nanchun	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil	Nil	Nil

JJ Media Investment Holding Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	118,392,525	Nil	Nil

Target Sales International Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	2,483,905	616,000 granted on 11/2/2005 (exercise price $13.495/ADS) 100,220 granted on 11/17/2006, (exercise price $28.620 per ADS).	Nil

Top Notch Investments Holdings Ltd[1]	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	500,000	Nil	Nil

Target Management Group Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil	100,000 granted on 11/17/2006, (exercise price $28.620)	1,346,667 granted on 12/28/2010, 50% to be vested on 12/28/2012; 1,343,334 granted on 11/25/2011, 50% to be vested on 11/25/ 2013.

Total		121,376,430	816,220	2,690,001

[1]

Top Notch Investments Holdings Ltd has agreed to transfer all of its Owned Shares to JJ Media Investment Holding Limited no later than fifteen (15) Business Days prior to the anticipated Closing Date. Therefore, as of the Closing Date, the number of Owned Shares held by Top Notch Investments Holdings Ltd shall be zero and the number of Owned Shares held by JJ Media Investment Holding Limited shall be increased by 500,000.

Schedule B

As of January 1, 2013, the numbers of Owned Shares (expressed in ordinary shares), Rollover Shares, Company Options and Non-Rollover Company RSUs are as follows: 2

Rollover Shareholder	Address and Facsimile	Rollover Shares			Company Options for ADSs	Non-Rollover Company RSUs for ADSs
		Owned Shares		Rollover Company RSUs for ADSs
Mr. Jiang Nanchun	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil		Nil	Nil	Nil
JJ Media Investment Holding Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	121,759,195	[3]	Nil	Nil	Nil
Target Sales International Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	2,483,905		Nil	716,220	Nil
Top Notch Investments Holdings Ltd	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	500,000		Nil	Nil	Nil
Target Management Group Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil		875,831	100,000	1,140,836

Total		124,743,100		875,833	816,220	1,140,834

[2]

The Company Board will amend the vesting schedule of the Company RSUs such that, notwithstanding applicable vesting dates between January 1, 2013 and the Closing Date, all Company RSUs as of January 1, 2013 will not become vested until immediately prior to Closing, and the Shares issuable upon vesting of the Rollover Company RSUs will be cancelled for nil consideration in the Merger, and the Shares issuable upon vesting of the Non-Rollover Company RSUs will be cashed-out at Closing in accordance with the Merger Agreement.

[3]

At the instruction of the Chairman, when the Company RSUs held by Target Management Group Limited become vested, the Company will issue a corresponding number of ADSs to JJ Media Investment Holding Limited instead of Target Management Group Limited. The increase of 3,366,670 Owned Shares (equivalent to 673,334 ADSs) since the date hereof results from the vesting of a corresponding number of Company RSUs for ADSs held by Target Management Group Limited on December 28, 2012, which ADSs are issued to JJ Media Investment Holding Limited instead of Target Management Group Limited.

Schedule C

Rollover Shareholders	Holdco Shares
Chairman Parties	309,074

Schedule D

Shareholders	Ordinary Shares of Holdco
Giovanna Investment Holdings Limited	1
Gio2 Holdings Ltd	1
Power Star Holdings Limited	1

Schedule E

Shareholder Agreement Term Sheet